Exhibit 99.1

News release

QLT ANNOUNCES RESULTS OF ANNUAL MEETING OF SHAREHOLDERS

For Immediate Release	January 12, 2016

VANCOUVER, British Columbia (GLOBE NEWSWIRE) — QLT Inc. (Nasdaq:QLTI) (TSX:QLT) (“QLT” or the “Company”) is pleased to announce that, on a vote by ballot, the six incumbent directors of the Company were re-elected at the Company’s annual general meeting held on January 8, 2016 (the “Meeting”).

Detailed results of the vote for the election of directors are as follows:

Nominee	Votes For	%	Votes Withheld	%
Jason M. Aryeh	30,993,845	90.32	3,321,352	9.68
Dr. Geoffrey F. Cox, Ph.D	31,208,904	90.95	3,106,293	9.05
Dr. John W. Kozarich, Ph.D	31,223,945	90.99	3,091,252	9.01
Jeffrey A. Meckler	30,811,599	89.79	3,503,598	10.21
Dr. Stephen L. Sabba, M.D.	31,202,781	90.93	3,112,416	9.07
John C. Thomas, Jr.	30,971,911	90.26	3,343,286	9.74

Final voting results on all matters voted on at the Meeting will be filed on SEDAR at www.sedar.com and EDGAR at www.sec.gov.

About QLT

QLT is a biotechnology company dedicated to the development and commercialization of innovative ocular products that address the unmet medical needs of patients and clinicians worldwide. We are focused on developing our synthetic retinoid program for the treatment of certain inherited retinal diseases.

QLT’s head office is based in Vancouver, Canada and the Company is publicly traded on NASDAQ Stock Market (symbol: QLTI) and the Toronto Stock Exchange (symbol: QLT). For more information about the Company’s products and developments, please visit our web site at www.qltinc.com.

QLT Inc. Contacts:

For Investors:

Andrea Rabney or David Pitts

Argot Partners

P: 212-600-1902

andrea@argotpartners.com

david@argotpartners.com